Exhibit 99.1

July 29, 2009

News Release

Source:  EnXnet, Inc.

Down-Stream Manufacturing Equipment Installed and Successfully Tested

Tulsa, OK, July 29, 2009 EnXnet, Inc., (OTCBB Symbol: EXNT) (German WKN# A0HMDW) is pleased to announce that the down-stream manufacturing equipment was installed several weeks ago.  Sample gift cards were run through the machine and successfully tested to make sure the equipment was properly calibrated. EXNT’s partners will now push forth with its full scale marketing program.

Garnering orders and marketing efforts have been targeted for shortly after this equipment was in place and ready to mass produce the card.  Additionally, further steps have been taken to secure the ability to quickly ramp up production capabilities in large increments as needed.

Ryan Corley, President of EnXnet, Inc., stated, “Marketing efforts have been targeted and focused for after the down-stream manufacturing equipment was in place for orders.  While orders could have been accepted sooner, there was a concern over the quality of the final product without the single-line process in place. ”

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004
www.stockreportcard.com